Exhibit 10.13

Confidential Treatment Requested

FUNDING AGREEMENT

This Funding Agreement, dated as of March 11, 2014, is entered into by and between Longford Capital Fund I, LP (“LCF”), a Delaware limited partnership, on the one hand, and Quest Patent Research Corporation (“QPRC”), a Delaware corporation, and its subsidiary, Quest Licensing Corporation (“QLC” and, together with QPRC, each a “Claim Owner” and “collectively “Claim Owner”), a New York corporation, on the other hand (LCF and Claim Owner are collectively referred to herein as the “Parties” and individually as a “Party”).

RECITALS

WHEREAS, QPRC, through its subsidiary QLC, the owner of all right, title and interest to United States Patent Number 7,194,468 entitled APPARATUS AND A METHOD FOR SUPPLYING INFORMATION, possesses certain Claims, as defined in Section 2 below, for which it intends to seek redress.

WHEREAS, LCF is prepared to fund certain Attorneys’ Fees, Expenses, Inter Partes Review Expenses and Operating Expenses as each is defined in Section 2 below, associated with the Claims, and Claim Owner is prepared to assign LCF a portion of the Proceeds, as defined in Section 2 below, of the Claims pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration for the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	CONSTRUCTION

1.1              For purposes of this Agreement, defined terms shall have the meanings set forth in Section 2 below.

1.2              Headings are for information only and do not form part of the operative provisions of this Agreement.

1.3              References to this Agreement include references to the Recitals.

1.4              In this Agreement, unless a clear contrary intention appears:

(a)	words denoting the singular include the plural and vice versa;

(b)	words denoting any gender include all genders;

(c)	all references to “$” or dollars shall mean U.S. Dollars;

(d)	the word “or” shall include both the adjunctive and the disjunctive meaning thereof; and

(e)	the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”

Confidential Treatment Requested

1.5              The terms of this Agreement have been negotiated between the Parties in an arm’s length transaction, and shall not be construed for or against either Party by reason of the drafting or preparation hereof.

2.	DEFINITIONS

The following terms shall have the meanings given below:

2.1              “Adverse Claim” means any claim, cause of action, suit, or demand, including any counterclaim or third-party claim that is adverse to Claim Owner, Claim Owner’s Affiliates, Claim Owner’s Attorneys, LCF, Longford Investment Group, LLC, Longford Advisors, LLC, Longford Capital Management, LP, or LCF’s interests pursuant to this Agreement; provided that “Adverse Claim” shall not include any non-monetary counterclaim relating directly to the Claims brought by a Defendant, including allegations regarding the invalidity, non-infringement, or unenforceability of any of the Patents, except to the extent that any such non-monetary counterclaim is in connection with, arises out of, or is otherwise related to any breach (or is based on or relates to facts or circumstances the existence of which would constitute a breach) of any representations or warranties or covenants made by Claim Owner in this Agreement.

2.2              “Agreement” means, collectively, this Agreement, together with all exhibits, schedules and amendments hereto, including all documents expressly incorporated herein by reference.

2.3              “Affiliate” means as to any Person (i) any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or its respective successors or (ii) if such Person is an individual, a spouse, parent, sibling, or descendant of such Person, or a trust over which such Person has sole investment and dispositive power for the benefit of such Person, spouse, parent, sibling, or descendant. The term “control” including the terms “controlling,” “controlled by,” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise. Affiliates includes such entities whether now existing or later established by investment, merger, or otherwise, including the successors and assigns of such Person. In the case of the United States Government, Affiliates also includes departments or agencies of the United States Government.

2.4              “Assigned Rights” means all of Claim Owner’s Rights in and to the Proceeds in an amount equal to the sum of 100% of LCF’s Invested Capital plus LCF’s Profit that is due in accordance with Section 4.2.

2.5              “Attorneys’ Fees” means the fees charged by Claim Owner’s Attorneys to prosecute the Claims to completion, including pre-trial, trial, and collections of any settlements, judgments, and awards, and to defend any non-monetary counterclaims brought against the Claim Owner by any of the Defendants relating directly to the Claims, including allegations regarding invalidity, non-infringement, or unenforceability of the Patents. Claim Owner’s Attorneys have agreed to represent Claim Owner on a fixed fee and partial contingency arrangement. For the avoidance of any doubt, LCF shall pay Attorneys’ Fees of up to ● as follows: (i) a retention fee of ●, to be paid to Claim Owner’s Attorneys within 10 business days after the full execution of this Agreement; (ii) a fixed fee of ● per month, to be paid to Claim Owner’s Attorneys’ within the first 5 business days of each month for the first ● months, commencing with the first full calendar month after the full execution of this Agreement; (iii) a fixed fee of ● per month, to be paid to Claim Owner’s Attorneys within the first 5 business days of each month for months ● after the full execution of this Agreement (the amounts paid under clause (ii) and (iii), the “Fixed Fee Payments”); and (iv) a trial fee of ●, to be paid to Claim Owner’s Attorneys 5 business days prior to the commencement of trial. If the Claims are resolved, no further Fixed Fee Payments will be made. If the Claims are stayed for any reason, including as a result of inter partes review, no Fixed Fee Payments will be made during the pendency of the stay.

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 Confidential Treatment Requested

2.6             “Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization, or registration.

2.7              “Authorized” means any act or Authorization required to make an action legally binding on a Party.

2.8             “Claims” means all threatened or actual legal claims, actions, suits, arbitrations, causes of action, or proceedings before any supranational, national, state, municipal, or local entity or governmental authority, whether located within or without the United States, including any U.S. District Court, and demands asserted by Claim Owner or its Affiliates against one or more of the Defendants or against any other parties threatened with or added to a claim, action, suit, arbitration, cause of action, or proceeding brought against any of the Defendants relating to claims of patent infringement of any of the Patents that are or may be included by or on behalf of Claim Owner against the accused parties or included in any settlement or resolution of that Claim.

2.9            “Claim Owner’s Attorneys” means the law firm of MoloLamken LLP.

2.10         “Closing” means the closing of the transactions contemplated hereby pursuant to Section 6.

2.11         “Closing Date” means the date on which each of the conditions set forth in Section 6 of this Agreement is satisfied or waived by the applicable Party.

2.12         “Compensable Costs” means the Expenses plus any Inter Partes Review Expenses. For the avoidance of doubt, Claim Owner and Claim Owner’s Attorneys have agreed to a cap on the amount of Compensable Costs for which LCF’s Committed Amount may be used of ● (the “Compensable Cost Cap”), with any overage being the responsibility of Claim Owner or Claim Owner’s Attorneys.

2.13         “Confidential Information” means all documents and information (whether written or oral), including all communications, contracts, and agreements, exchanged by the Parties related to the Parties’ relationship, the Funding Documents, or the Claims. The term Confidential Information does not include information that: (i) becomes generally available to the public other than as a result of a breach by a Party of this Agreement, (ii) is already in the receiving Party’s possession, provided that such information is not known by the receiving Party to be subject to a contractual or legal obligation of confidentiality to the disclosing Party, or (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, provided that such source is not known by the receiving Party to be bound by a contractual or legal obligation of confidentiality to the disclosing Party.

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2.14          “Defendants” means Bloomberg LP, and at least four additional Persons, which shall be identified by Claim Owner within 90 days of the full execution of this Agreement, and all additional Persons against which Claims are threatened, alleged, or asserted by Claim Owner under this Agreement.

2.15          “Disputes” has the meaning set forth in Section 10.3.

2.16          “Dollar” or “Dollars” means United States Dollars.

2.17          “Due Diligence Fee” means an amount equal to $105,000 in respect of attorneys’ fees and expenses incurred by LCF in connection with the second stage of its due diligence investigation.

2.18          “Escrow Holder” means the third-party escrow company mutually selected by LCF and Claim Owner.

2.19          “Event of Default” means any event or circumstance specified as such in Section 9.1 of this Agreement. An Event of Default is “continuing” if it has not been remedied or waived in accordance with this Agreement.

2.20          “Expenses” means reasonable out-of-pocket expenses actually incurred by Claim Owner’s Attorneys in connection with the prosecution of the Claims and defending any non-monetary counterclaims brought against the Claim Owner by any of the Defendants relating directly to the Claims, including allegations regarding invalidity, non-infringement, or unenforceability of the Patents. The reasonableness of Expenses incurred by Claim Owner’s Attorneys will be determined in accordance with the commercially reasonable costs typically charged for such Expenses. Expenses include reasonable and documented expert and consulting fees; local counsel fees; e-discovery vendors; litigation support services for audio and visual presentations; jury consultants; focus groups; photocopying; postage and delivery; computer-assisted research; filing fees; court reporters and other transcription services; and reasonable travel expenses. Expenses do not include Attorneys’ Fees, Inter Partes Review Expenses, or any fees or expenses relating to costs or damages awards against Claim Owner resulting from any Adverse Claim. For the avoidance of doubt, Claim Owner and Claim Owner’s Attorneys have agreed to a cap on the amount of Expenses for which LCF’s Committed Amount may be used of $1.3 million, with any overage being the responsibility of Claim Owner or Claim Owner’s Attorneys.

2.21          “Funding Documents” means, collectively, this Agreement, the Perfection Documents, and any other document contemplated by this Agreement.

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2.22          “Inter Partes Review Expenses” means attorneys’ fees and out-of-pocket expenses actually incurred by Claim Owner or Claim Owner’s Attorneys in connection with the defense of an inter partes review of the Patents. For the avoidance of doubt, Claim Owner and Claim Owner’s Attorneys have agreed to a cap on the amount of Inter Partes Review Expenses for which LCF’s Committed Amount may be used of ●, with any overage being the responsibility of Claim Owner or Claim Owner’s Attorneys. If inter partes review does not occur, such ● set aside for the Inter Partes Review Expenses may be reallocated to pay other reasonable Expenses at the request of Claim Owner’s Attorneys, and with the prior written approval of LCF.

2.23          “Joint-Order Escrow Account” means an escrow account held by Escrow Holder, in which the Proceeds of the Claims will be deposited immediately following receipt thereof pursuant to Section 4.2 of this Agreement. Escrow Holder will distribute all Proceeds deposited in the Joint-Order Escrow Account in accordance with the jointly executed written instructions of the Parties to this Agreement.

2.24          “LCF’s Commitment” has the meaning set forth in Section 3.1.

2.25          “LCF’s Committed Amount” has the meaning set forth in Section 3.1.

2.26          “LCF’s Invested Capital” means the sum of the Due Diligence Fee and all other money actually paid by LCF for Attorneys’ Fees, Expenses, Inter Partes Review Expenses, and Operating Expenses.

2.27          “LCF’s Profit” means LCF’s agreed upon share of the Proceeds of the Claims, after receiving the Realization Multiple, calculated as set forth in Sections 4.2(b), 4.2(c), and 4.2(d).

2.28          “Lien” means any mortgage, deed of trust, pledge, lien (common law, statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any capitalized lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

2.29          “Material Adverse Event” means any event or occurrence that LCF believes could have a material adverse effect on its investment including: (a) a material adverse change in, or material adverse effect upon, any of the Claims, including the dismissal of one or more of the Claims, a change in the law related to one or more of the Claims, a change in Claim Owner’s Attorneys, a change in the court or jurisdiction in which any of the Claims is pending, a change in the judge, magistrate, or arbitrator before whom any of the Claims is pending, or a change in strategy with respect to the assertion or prosecution of any of the Claims; (b) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of Claim Owner; (c) Claim Owner’s failure to provide reasonable support and cooperation or inability to perform any of its obligations under any provision of any Funding Document; (d) a material adverse effect upon the legality, validity, binding effect or enforceability of any provision of any Funding Document; or (e) Claim Owner’s failure to identify, within 90 days of the full execution of this Agreement, four Persons in addition to Bloomberg against which Claims will be threatened, alleged, or asserted as required by Section 2.14 herein and are satisfactory to LCF in its sole discretion.

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2.30          “Operating Expenses” means attorneys’ fees and out-of-pocket expenses actually incurred by Claim Owner in conjunction with the assertion of the Claims. For the avoidance of doubt, Claim Owner has agreed to a cap on the amount of Operating Expenses for which LCF’s Committed Amount may be used of ●, to be paid by LCF to Claim Owner for the shorter of the period of ● months, or until the resolution of the Claims, as follows: (1) ● to be paid within 10 business days of the full execution of this Agreement; (2) in months ● following the initial ● payment, ● per month within the first 5 business days of each month, commencing with the first full calendar month after the full execution of this Agreement; and (3) in months ● following the initial ● payment, ● per month within the first 5 business days of each month.

2.31          “Patents” means: (i) US Patent No. 7,194,468 and any continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals, supplemental examinations and all other patents or patent applications based on or claiming priority from any of the foregoing; and (ii) any and all other patents owned or acquired by Claim Owner that are asserted, sold to, licensed, alleged, or claimed against any of the Defendants.

2.32          “Perfection Documents” means any agreement, document, or financing statement (and any amendments or continuation statements related thereto) that LCF deems necessary or desirable to perfect the security interest provided by Section 5 of this Agreement.

2.33          “Person” means any individual, firm, company, corporation, partnership, limited liability company, government, state, or agency, or subdivision of a state (or governmental entity), or any association, trust, joint venture, or consortium (whether or not having separate legal personality).

2.34          “Proceeds” means any and all gross, pre-Tax (i) monetary recovery or the value of any other consideration received, or to be received, directly or indirectly by Claim Owner, its Affiliates, related Persons, or any of their permitted assigns as a direct or indirect result of, part of, in connection with, relating to, or arising from, awards, damages, Royalties (including the Value of Royalties), monies, lump-sum payments, up-front payments, settlement amounts, distribution of property, cash value of equities, judgments, settlements, injunctions, sales, contracts, or other cash and non-cash amounts paid, received, or to be received by (which shall include amounts being set off against or otherwise reducing any obligation of Claim Owner or any of its Affiliates), transferred, owed, or inuring, directly or indirectly, to Claim Owner or any of its Affiliates or related Persons, whether as a direct or indirect result of, as part of, arising from, in connection with, or relating to, (x) awards or payments of attorneys’ fees, costs and expenses, settlement (reached before and after the initiation of litigation, arbitration, mediation, or a complaint, but after the execution of this Agreement), voluntary dismissals, and awards of sanctions (as permitted by applicable law), license, judgment, order, voluntary dismissals, including any award of sanctions, as permitted by applicable law, or any resolution of the Claims (or any part of the Claims); or (y) contracts, licensing agreements, or royalty agreements from Defendants or from any other parties added to the same action against Defendants, plus (ii) interest received in connection therewith agreed in a settlement or awarded in a judgment. For the avoidance of doubt, Proceeds shall be determined prior to deducting (and shall be gross of) any portion thereof that may be payable by Claim Owner to Claim Owner’s Attorneys.

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2.35          “Representative” means the employees, officers, directors, partners, members, shareholders, co-investors, potential co-investors, agents, advisors, consultants, accountants, attorneys, trustees, or authorized representatives a Party.

2.36          “Rights” means all rights, titles, claims, options, powers, privileges, and interests.

2.37          “Royalties” means any monies or cash payable, owed to, or inuring to Claim Owner, its Affiliates, or related Persons, or any of their permissible assigns, as a result of a settlement, license, royalties, or other resolution of the Claims, whether voluntary or ordered or adjudicated by the court or a jury, where such monies or cash are payable over a period greater than one year.

2.38          “Security” means a mortgage, charge, pledge, lien, or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

2.39          “Taxes” means any non-U.S., U.S. federal, state, local, municipal, or other governmental taxes, duties, levies, fees, excises, or tariffs, arising as a result of or in connection with any amounts of property received or paid under this Agreement, including: (i) any state or local sales or use taxes; (ii) any import, value-added, consumption, or similar tax; (iii) any business transfer tax; (iv) any taxes imposed or based on or with respect to or measured by any net or gross income or receipts of any of the Parties; (v) any withholding or franchise taxes, taxes on doing business, gross receipts taxes or capital stock or property taxes; or (vi) any other tax now or hereafter imposed by any governmental or taxing authority on any aspect of this Agreement, the Proceeds, the Investment or the Assigned Rights, and “pre-Tax” shall mean before deduction of any of the foregoing.

2.40          “Value of Royalties” shall mean the following:

(a)                The total cash value of the sum of all monies or cash payable to Claim Owner, its Affiliates or related Persons or their assigns during the entire term of any settlement agreement or license agreement, to the extent LCF determines that it can reasonably calculate the cash value with certainty as of the effective date of such settlement agreement or license agreement; or

(b)               To the extent LCF determines that it cannot reasonably calculate such cash value with certainty as of the date of such settlement agreement or license agreement, the total cash value shall be calculated as the greater of five percent (5%) and the royalty rate specified in the settlement agreement, license agreement or as adjudicated by the court or jury (or if multiple royalty rates apply, the blended rate as determined by LCF); multiplied by the average of total net sales of the products, services or methods covered by the settlement agreement or the license agreement (the “Licensed Products”) for the three-year period preceding the effective date of such settlement agreement and/or license agreement; multiplied by the term of the settlement agreement or license agreement, expressed in years or fractional years; multiplied by a projected growth rate determined by LCF and based on sales of the Licensed Products over that three year period. If less than three years of data is available, LCF may calculate the average sales and the projected growth rate based on the available data.

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2.41          To the extent the settlement agreement or license agreement grants a term license with a right of renewal entitling Claim Owner, its Affiliates or related Persons or their assigns to additional Royalties, any subsequent renewals, including license re-negotiations if any, shall be subject to this Section 2.41 for determining the Value of Royalties and Proceeds owed to LCF under this Agreement.

3.	FUNDING ARRANGEMENT

3.1              Committed Capital. Subject to the terms and conditions of this Agreement (including Section 3.2), LCF commits to pay Attorneys’ Fees, Expenses, Inter Partes Review Expenses, and Operating Expenses in an aggregate amount not to exceed ● (such amount, “LCF’s Committed Amount” and LCF’s obligation to make payments up to such amount in accordance with and subject to this Section 3, “LCF’s Commitment”), subject to and in accordance with the caps on Attorneys’ Fees, Expenses, Inter Partes Review Expenses and Operating Expenses.

3.2              Billing Records and Oversight. Claim Owner is required to submit monthly billing records to LCF detailing the Compensable Costs for which reimbursement is sought, which shall be provided by Claim Owner’s Attorneys after redaction of privileged information. These records must contain detailed descriptions, including the date each submission was incurred, the amount of each submission, the reason for each submission and, if applicable, written request for reimbursement or payment in respect thereof. Within 30 days following the receipt of such billing records and such written request for reimbursement or payment, LCF shall pay to, or on behalf of, Claim Owner the Compensable Costs for which payment is sought by Claim Owner from LCF; provided that, for the avoidance of doubt, (i) the aggregate amount of money to be paid by LCF pursuant to this Agreement that may be used for Compensable Costs shall not exceed the Compensable Cost Cap and (ii) the aggregate amount of money to be paid by LCF pursuant to this Agreement shall not exceed LCF’s Committed Amount. LCF reserves the right not to pay any Compensable Costs that it deems commercially unreasonable. in its sole discretion, provided that LCF shall act in good faith in making its determination of the reasonableness of Compensable Costs, and may terminate LCF’s Commitment as set forth in Section 3.7 of this Agreement. Claim Owner’s Attorneys will review billing records prior to Claim Owner’s sending them to LCF to ensure that they do not contain privileged information. It shall be the responsibility of Claim Owner to submit the billing records and requests for reimbursement or payment to LCF in accordance with this Section 3.2.

3.3              Limitation on LCF’s Funding Obligations. Except for LCF’s obligation to Fund LCF’s Committed Amount in accordance with this Agreement, LCF has no obligation to pay any fees, expenses, or other sums relating to the Claims. LCF has no obligation to pay fees or expenses incurred by Claim Owner or Claim Owner’s Attorneys in conjunction with any Adverse Claim. Similarly, LCF has no obligation to pay any settlements, judgments, or awards against Claim Owner relating to any Adverse Claim, including any fee awards against Claim Owner.

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3.4              Acknowledgements Regarding the Scope and Nature of LCF’s Capital Commitment. The Parties recognize and acknowledge that (i) pursuant to the terms of this Agreement, LCF is purchasing the Assigned Rights from Claim Owner and an ownership interest in Assigned Rights is being sold, transferred, and assigned by Claim Owner to LCF; (ii) the Assigned Rights irrevocably assigned to LCF hereunder are being transferred to LCF in consideration for LCF entering into this Agreement; (iii) unless expressly stated otherwise herein (including pursuant to Section 9.2(a) below), LCF’s sole recourse with respect to the Realization Multiple and LCF’s Profit shall be contingent upon, and to the extent of, the recovery of Proceeds, and (iv) notwithstanding anything herein to the contrary, in the event LCF has complied with its obligations under this Agreement and Claim Owner receives Proceeds in an amount equal to or greater than the sum of the Realization Multiple and LCF’s Profit but does not remit, upon receipt, the total of the Realization Multiple and LCF’s Profit to LCF, then Claim Owner shall be liable to LCF for any such deficiency.

3.5              LCF’s Commitment Not a Loan. Any amount funded by LCF in respect of LCF’s Committed Amount is not a loan. LCF is not acquiring ownership of the Claims, it being acknowledged and agreed, for the avoidance of doubt, that LCF is acquiring ownership of the Assigned Rights. Claim Owner remains the sole owner of the Claims. Neither LCF, Longford Investment Group, LLC, Longford Advisors, LLC, Longford Capital Management, LP, nor their lawyers will provide any legal professional services or legal advice to Claim Owner and Claim Owner agrees to seek such advice exclusively from Claim Owner’s Attorneys or other licensed lawyers.

3.6              Exclusivity. During the term of this Agreement, Claim Owner shall not directly or indirectly through any of its Representatives or Affiliates or otherwise (i) encourage, solicit, initiate or participate in any way in discussions or negotiations with; (ii) provide any information to; or (iii) permit access of the type contemplated by Sections 3.8 and 3.9 hereof to any Person (other than LCF) for the purpose of securing from such entity funding for the assertion of any of the Claims.

3.7              Right of Withdrawal. LCF reserves the right to withdraw LCF’s Commitment and terminate this Agreement at any time upon a Material Adverse Event within (10) days written notice to Claim Owner and upon such notice LCF shall not be required to make any further payments under this Agreement. In the event LCF exercises this right of withdrawal and this Agreement is terminated, and notwithstanding the prohibition contained in Section 3.6 above, Claim Owner may accept or deploy the capital of another third-party lender or capital source to continue the prosecution of the Claims. If Claim Owner continues to prosecute the Claims following a withdrawal by LCF of LCF’s Commitment, and Proceeds are realized from the Claims (or if Proceeds are realized following LCF's withdrawal even though Claim Owner ceases to prosecute the Claims), LCF shall receive from the Proceeds of the Claims, as “first-money-out” an amount equal to LCF’s Invested Capital through the date of its withdrawal (less the aggregate amount of any distributions made under Section 4.2(a) below), plus ● of the aggregate Proceeds of the Claims, but under no event will aggregate payments to LCF under this Section 3.7 exceed a sum equal to ● of the aggregate of LCF’s Invested Capital. These amounts shall be paid by Claim Owner to LCF within ten (10) days of any Proceeds being paid or transferred to, inuring to or received by Claim Owner (or for its benefit) (and for the purposes of this Section 3.7, Royalties shall be deemed to have been received as of the date of the effectiveness of any license agreement or settlement). Claim Owner shall notify LCF promptly upon the occurrence of a Material Adverse Event.

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3.8              Access. During the term of this Agreement, Claim Owner shall provide LCF, Longford Investment Group, LLC, Longford Advisors, LLC, and Longford Capital Management, LP, and their respective auditors, legal counsel, and other authorized representatives complete and unlimited access to inspect, investigate and audit all non-privileged information relating to the Claims, including (i) corporate documents, (ii) documents related to the business, operations, assets, liabilities, and obligations of Claim Owner, (iii) non-privileged communications, and (iv) contracts of Claim Owner. In addition, Claim Owner shall cooperate and promptly respond to all due diligence inquiries. Claim Owner shall consult independent legal counsel in order to protect privileged communications as disclosure of privileged communications could result in waiver of the attorney-client privilege, thus potentially adversely affecting the Claims. If Claim Owner is aware of material privileged communications that could affect LCF’s decision to invest or monitoring of its investment, or to withdraw LCF’s Commitment, Claim Owner, after consulting independent legal counsel, will disclose the existence, but not the substance, of such communications.

3.9              Matter Monitoring. Claim Owner shall instruct the Claim Owner’s Attorneys to keep LCF informed of the progress of the prosecution of the Claims and to provide to LCF all non-privileged information and documentation related to the prosecution of the Claims, including providing (i) reports on settlement negotiations, electronic copies of all pleadings, notices of court hearings, court rulings, and all other non-privileged information as soon as practicable after receipt or creation of such information, and (ii) regular quarterly status reports and timely disclosure of important documents and material events or changes regarding the prosecution of the Claims pursuant to Exhibit A hereto. Claim Owner shall not be obligated to provide access to documents the disclosure of which would violate a court order. In no event shall Claim Owner be obligated to disclose any privileged information related to the prosecution of the Claims at any time or for any purpose. Notwithstanding the preceding sentence, pursuant to Section 7.1(i) below, if Claim Owner is aware of information that it reasonably believes could affect LCF’s decision to make LCF’s Commitment, or to withdraw LCF’s Commitment, and Claim Owner is prohibited from disclosing such information because it is privileged, Claim Owner is required to disclose to LCF the fact that such information exists and Claim Owner’s assessment, after consultation with counsel, of such information and its effect, if any, on the claims and defenses, even if it cannot disclose the substance of that information. Claim Owner agrees to make the disclosures regarding the matters set forth on Exhibit A in accordance with the terms set forth on Exhibit A. All information provided by Claim Owner shall be in consultation with its counsel, and all such information shall be true and accurate in all material respects as of the date provided.

4.	PROCEEDS FROM THE CLAIMS

4.1              Assignment of an Interest in the Proceeds. In consideration for LCF’s Commitment, Claim Owner hereby irrevocably assigns to LCF the Assigned Rights.

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4.2               Payment Priority of Proceeds. Upon any Proceeds being received, transferred, paid or inuring to Claim Owner (or for its benefit) (a "Realization Event"), such Proceeds shall immediately be deposited in a Joint-Order Escrow Account for distribution in accordance with LCF’s and Claim Owner’s joint-written instructions pursuant to the provisions of this Agreement and shall be promptly paid to LCF and Claim Owner, in the following amounts and priority (and for the purposes of this Section 4.2, Royalties shall be deemed to have been received as of the date of the effectiveness of any license agreement or settlement):

(a)                Realization Multiple. First, ● to LCF, until LCF has received in the aggregate under this clause (a) and Section 4.3 an amount equal to 100% of the aggregate of LCF’s Invested Capital as of the time of such payment (the “Realization Multiple”);

(b)               Exposure Reduction Payment. Second, ● to LCF and ● to Claim Owner, until LCF has received under this clause (b) and clause (a) above in the aggregate an amount equal to LCF’s Committed Amount;

(c)                Commitment Multiple. Third, ● to LCF and ● to Claim Owner until LCF has received under this clause (c) an additional amount equal to ● of LCF’s Committed Amount;

(d)               Tail. Thereafter, ● to LCF and ● to Claim Owner.

4.3              If, upon the payment of Proceeds with respect to any Realization Event, the aggregate Proceeds paid to LCF under Section 4.2 or this Section 4.3 do not, in the aggregate, at least equal the aggregate of LCF's Invested Capital as of the date of such Realization Event, then Claim Owner shall promptly pay to LCF the amount of cash necessary so that such shortfall does not exist, provided that the amount so payable by Claim Owner in connection with such Realization Event shall not exceed an amount equal to the aggregate payments received by Claim Owner under Section 4.2 with respect to such Realization Event and any prior Realization Events. In addition, if upon the earlier of 6 years from the date of the full execution of this Agreement and the date on which all of the Claims have been settled, dismissed, litigated to completion, or otherwise disposed of, the aggregate amounts paid to LCF under Section 4.2 or this Section 4.3 do not in the aggregate at least equal the aggregate of LCF's Invested Capital as of such date, then Claim Owner shall promptly pay to LCF the amount of cash necessary so that such shortfall does not exist, provided that the aggregate amounts so payable by Claim Owner shall not exceed the aggregate amounts of Proceeds received by Claim Owner pursuant to Section 4.2.

5.	SECURITY INTEREST

5.1              Security Interest. As collateral security for the obligations of Claim Owner hereunder, Claim Owner grants and assigns to LCF a security interest in all of the Proceeds (to the extent that the right to those Proceeds have not been assigned to LCF pursuant to Section 4.1), provided that LCF shall be entitled to recover and retain out of the Proceeds, only such amounts to which LCF is entitled under Section 4.2 of this Agreement and further LCF shall remit to Claim Owner any funds from the Proceeds, that exceed the amounts to which LCF is due in accordance with Section 4.2. Claim Owner shall execute and deliver to LCF at the Closing, and LCF may file with any necessary filing offices, the Perfection Documents for the purpose of perfecting LCF’s Rights in and to the Proceeds, and as notice to third parties that Claim Owner has conveyed any interest that it may have in or to the Proceeds. As soon as LCF shall have received the full amount due to it under Section 4.2 of this Agreement with respect to all of the Claims, the security interest granted under this Section will terminate.

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6.	CLOSING

6.1            Conditions Precedent to the Investment. LCF’s Commitment shall not be effective unless and until, on the Closing Date, each of the following conditions are satisfied (or waived in writing by LCF):

(a)               The representations and warranties of Claim Owner contained in Section 7.1 of this Agreement are true and accurate in all material respects on and as of the date hereof and the Closing Date;

(b)              No Event of Default has occurred or would result from the transactions being consummated at such time;

(c)               LCF has received the Officer’s Certificates attached hereto as Exhibit B and Exhibit C, executed by the President of Claim Owner, dated as of the Closing Date, certifying as to the matters set forth in Section 6.1(a) and Section 6.1(b); and

(d)              The Claim Owner’s Attorneys have executed and delivered to LCF the letter agreement attached hereto as Exhibit D (including the engagement letter referenced therein).

6.2              Closing. Subject to the terms and provisions of Section 6.1, the obligations of the Parties hereunder shall become effective when Claim Owner has delivered to LCF the Perfection Documents, fully executed and Authorized by or on behalf of Claim Owner (if necessary).

7.	REPRESENTATIONS, WARRANTIES, AND INVESTMENT-RELATED DISCLOSURES

7.1              Claim Owner’s Representations, Warranties, and Investment-Related Disclosures. Claim Owner makes the representations, warranties, and Covenants set out in this Section 7.1 to LCF as of the date of this Agreement, Closing Date and thereafter for the duration of this Agreement:

(a)               Claim Owner is seeking significant license agreements and monetary damages against Defendants by pursuing the Claims.

(b)              The Patents are exclusively owned by Claim Owner.

(c)              No third party has the right to grant any licenses in and to any of the Patents.

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(d)               There are no inventorship challenges, opposition, reexamination, or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of Claim Owner, threatened, with respect to any Patents. Claim Owner has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent or trademark office with respect to the Patents and have made no material misrepresentation with respect to such Patents. No Patent has been intentionally abandoned. Claim Owner has no knowledge of any information that would preclude Claim Owner from having clear title to the Patents or affecting their patentability, validity, or enforceability.

(e)                Use of LCF’s Committed Amount. Claim Owner shall use LCF’s Committed Amount for the purposes set forth in accordance with Section 3.2 hereof and for no other purpose, unless LCF shall have agreed in writing to Claim Owner’s using such funds for another purpose prior to such repurposing.

(f)                Organization and Good Standing. QPRC and QLC are corporations with their chief executive offices located at 19 Fortune Lane, Jericho, New York 11753. QPRC is duly organized and validly existing under the laws of the State of Delaware and is a corporation in good standing with the Delaware Secretary of State, the New York Secretary of State and all other applicable government entities. “Quest Patent Research Corporation” is the correct legal name of QPRC indicated in the public record of its jurisdiction of organization which shows QPRC to be organized, and its employer identification number is 11-2873662. QLC is duly organized and validly existing under the laws of the State of New York and is a corporation in good standing with the New York Secretary of State and all other applicable government entities. “Quest Licensing Corporation” is the correct legal names of QLC indicated in the public record of the jurisdiction of its organization which shows QLC to be organized, and its New York Department of State ID number is 36697766.

(g)               Authorization and Enforceability. Claim Owner has the requisite power and authority to execute and deliver this Agreement and the other Funding Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Claim Owner of this Agreement and the other Funding Documents and the consummation of the transactions contemplated hereby and thereby have been duly Authorized by all required action on the part of Claim Owner. Claim Owner has consulted independent legal counsel prior to entering into this Agreement.

(h)               Due Execution. This Agreement and the other Funding Documents have been duly executed and delivered by Claim Owner, and, assuming the due authorization, execution and delivery hereof and thereof by LCF, constitute the valid and legally binding obligations of Claim Owner enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general principles of equity.

(i)                 Litigation. There is no claim, action, suit, proceeding, arbitration, investigation, or inquiry pending before any court or governmental entity threatened against Claim Owner. There is not in existence at present and, except in connection with the Claims, Claim Owner is not aware of the potential for any order, judgment, or decree of any court or other tribunal or any agency enjoining or requiring Claim Owner to take any action of any kind or to which Claim Owner or its assets are subject or bound.

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(j)                 Title to Property; Absence of Liens and Encumbrances, Etc. As of the date of this Agreement and the Closing Date, Claim Owner is solvent and owns and has good and marketable title to its assets, including but not limited to the Patents and the Proceeds, free and clear of all liens and encumbrances or other Security or any Adverse Claim in favor of any Person other than LCF.

(k)               No Conflicts. The execution, delivery and performance by Claim Owner of this Agreement and the other Funding Documents in accordance with their respective terms do not and will not, after the giving of notice, or the lapse of time or both, or otherwise (i) conflict with, result in a breach of, or constitute a default under the constituent documents of Claim Owner, or any law, statute, ordinance, rule or regulation, or any court or administrative order or process or, except as is not expected to result in a Material Adverse Event, any contract, agreement, arrangement, commitment or plan to which Claim Owner is a party or by which Claim Owner or its assets are bound (including any agreement or arrangement between Claim Owner or its Affiliates and MoloLamken LLP), (ii) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or (iii) except as is not expected to result in a Material Adverse Event, require the consent of any Person under any material agreement, arrangement, or commitment of any nature.

(l)                 Investment-related Disclosures. Claim Owner acknowledges that it has superior knowledge regarding the Claims, due at least in part to its involvement and familiarity with the facts underlying the Claims. Moreover, Claim Owner acknowledges that it will have access to privileged information regarding the prosecution of the Claims that is not available to LCF. In connection with entering into this Agreement, Claim Owner has provided (or has caused Claim Owner’s Attorneys to provide) certain information to LCF, including information pertaining to the Claims and potential defenses thereto, and material factual information underlying the Claims. All such information has been provided by Claim Owner in consultation with its counsel, and Claim Owner hereby warrants that all such information was true and accurate in all material respects as of the date it was provided and as of the Closing Date. Claim Owner acknowledges that LCF has relied on the accuracy and completeness of this information in agreeing to make LCF’s Commitment. Claim Owner confirms that it has disclosed, and will continue to disclose, all non-privileged material facts in their possession that Claim Owner reasonably believes could affect LCF’s decision to make (or to withdraw) LCF’s Commitment.

(m)             Liens of LCF. The Liens granted to LCF pursuant to this Agreement are duly perfected, first priority Liens with respect to the Proceeds that may be perfected under the UCC by the filing of financing statements. No Claim Owner has transferred any interest in or created any Lien upon any of the Proceeds or the Patents.

(n)               Claim Owner has consulted independent legal counsel regarding the use of third-party financing in connection with the Claims and has determined that this Agreement is in compliance with all applicable laws and regulations.

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(o)               Cap on Attorneys’ Fees, Expenses, Inter Partes Review Expenses, and Operating Expenses. Claim Owner has agreed to cap Attorneys’ Fees, Expenses, Inter Partes Review Expenses, and Operating Expenses for which LCF’s Committed Amount may be used as follows: (1) Attorneys’ Fees - ●, (2) Expenses - ●, (3) Inter Partes Review Expenses - ●, and (4) Operating Expenses - ●, with any overage being the responsibility of Claim Owner or Claim Owner’s Attorneys.

7.2              LCF’s Representations and Warranties. LCF makes the representations and warranties set out in this Section 7.2 to Claim Owner as of the date of this Agreement and the Closing Date.

(a)                Organization and Good Standing. LCF is duly organized and validly existing under the laws of the State of Delaware and is a limited partnership in good standing with the Illinois Secretary of State.

(b)               Authorization and Enforceability. LCF, through its undersigned representative, has the requisite power and authority to execute and deliver this Agreement and the other Funding Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by LCF of this Agreement and the other Funding Documents and the consummation of the transactions contemplated hereby and thereby have been duly Authorized by all required action on the part of LCF.

(c)                Due Execution. This Agreement and the other Funding Documents have been duly executed and delivered by LCF as appropriate, and, assuming the due Authorization, execution and delivery hereof and thereof by Claim Owner or any other third party thereto, they constitute the valid and legally binding obligations of LCF enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general principles of equity.

(d)               No Conflicts. The execution, delivery and performance by LCF of this Agreement and the other Funding Documents in accordance with their respective terms do not and will not, after the giving of notice, or the lapse of time or both, or otherwise (i) conflict with, result in a breach of, or constitute a default under the Certificate of Limited Partnership, or the limited partnership agreement, of LCF or any law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which LCF is a party or by which LCF or its assets are bound, (ii) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or (iii) require the consent of any Person under any material agreement, arrangement, or commitment of any nature.

(e)                No Practice of Law. LCF, Longford Investment Group, LLC, Longford Advisors, LLC, and Longford Capital Management, LP and their respective members and partners are not a law firm and do not provide legal advice. No attorney-client relationship is intended, sought, or created by or through the execution of this Agreement. LCF, Longford Investment Group, LLC, Longford Advisors, LLC, and Longford Capital Management, LP and their respective members and partners have not provided, nor will provide at any time in the future, legal advice to Claim Owner regarding or in conjunction with this Agreement or the Claims.

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(f)                Independent Decisions. LCF will not seek to influence the professional judgment of Claim Owner’s legal counsel or otherwise exert control over any threatened or actual litigation. Further, LCF will not constrain, coerce, or otherwise pressure Claim Owner to take any action that it believes is adverse to Claim Owner’s interests, including negotiating or settling the Claims in a manner other than Claim Owner believes is in its best interests.

8.	ADDITIONAL COVENANTS AND TAXES

8.1              Covenants. For so long as Claims exist, any amount is outstanding, or obligation of Claim Owner is remaining under this Agreement, or the other Funding Documents, each Claim Owner shall (unless it has obtained prior written consent from LCF to the contrary), at its sole cost and expense:

(a)                obtain, comply with and use commercially reasonable efforts to do all that is necessary to remain solvent and carry on its business;

(b)               prosecute, and to the best of its ability take all necessary actions to ensure that it prosecutes, the Claims with all due skill and care, including maintaining the appointment of Claim Owner’s Attorneys to act on the behalf of Claim Owner with respect to the prosecution of the Claims;

(c)                not, without the prior written consent of LCF, accept or deploy the capital of any third-party lender or capital source other than LCF in connection with the prosecution of the Claims;

(d)               not allow any other Person other than LCF to hold any Security or Adverse Claim over the Patents, the Claims, or the Proceeds, or any rights thereto; notwithstanding the foregoing, in the event that Claim Owner wishes to grant a subordinate security interest in the Proceeds, Claim Owner may do so if (i) the terms of the obligations being secured thereby (including terms of payment by Claim Owner, interest rates, covenants, remedies, defaults and other material terms) are satisfactory to LCF in its sole discretion (notwithstanding the foregoing, LCF will not object to the amount received (or to be received) by Claim Owner from the secured party in exchange for the obligations being secured by such subordinate security interest), and (ii) such obligations being secured thereby have been expressly subordinated in right of payment to all obligations of Claim Owner to LCF hereunder by the execution and delivery of a subordination agreement, in form and substance satisfactory to LCF in its sole discretion;

(e)                not transfer, sell, assign, or otherwise dispose of any of its Rights in or under any of the contracts or agreements relating to the Claims or the Proceeds;

(f)                not transfer, sell, assign, or otherwise dispose of any of the Patents;

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(g)               take all actions required or necessary to maintain the Patents in force and not allow any of the Patents to lapse or expire, including but not limited to diligently prosecuting all pending patent applications and paying all maintenance or renewal fees as required by the United States Patent and Trademark Office and other patent offices and administrative agencies around the world;

(h)               keep and maintain books and records currently in its possession and essential to the prosecution of the Claims;

(i)                 not grant any interest in or create any Lien upon any of the Patents, Claims or the Proceeds (except interests in and Liens in favor of LCF); notwithstanding the foregoing, in the event that Claim Owner wishes to grant a subordinate security interest in the Proceeds, Claim Owner may do so if (i) the terms of the obligations being secured thereby (including terms of payment by Claim Owner, interest rates, covenants, remedies, defaults and other material terms) are satisfactory to LCF in its sole discretion (notwithstanding the foregoing, LCF will not object to the amount received (or to be received) by Claim Owner from the secured party in exchange for the obligations being secured by such subordinate security interest), and (ii) such obligations being secured thereby have been expressly subordinated in right of payment to all obligations of Claim Owner to LCF hereunder by the execution and delivery of a subordination agreement, in form and substance satisfactory to LCF in its sole discretion;

(j)                 not challenge the validity, perfection, or priority of the Liens granted to LCF;

(k)               take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as LCF may require from time to time in order (i) to perfect and protect, or maintain the perfection of, the security interest and Liens purported to be created hereby; (ii) to enable LCF to exercise and enforce its rights and remedies hereunder in respect of the Proceeds; or (iii) otherwise to effect the purposes of this Agreement, including: (A)  executing and filing (to the extent, if any, that Claim Owner’s signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, and (B) taking all actions required by law in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction. Claim Owner shall not take or fail to take any action which would in any manner impair the validity or enforceability of LCF’s security interest in and Lien on the Proceeds; and

(l)                 timely file all tax returns with the appropriate taxing authority and timely pay all Taxes due, whether or not shown on such tax returns; and

(m)             Use LCF’s Commitment solely for the purposes set forth in Sections 2 and 3 hereof and for no other purpose, unless LCF shall have agreed in writing to Claim Owner’s using such funds for another purpose prior to such repurposing.

8.2              Taxes. All Taxes shall be the financial responsibility of the Party obligated to pay such Taxes as determined by applicable law and neither Party is or shall be liable at any time for any of the other Party’s Taxes incurred in connection with or related to amounts paid under this Agreement. No Tax shall be withheld on any Proceeds payable to LCF hereunder unless required by law. If any applicable law requires the deduction or withholding of any tax from any such payment to LCF, then the Claim Owner shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law and the sum payable to LCF shall be increased as necessary so that, after such deduction or withholding has been made, LCF receives an amount equal to the sum it would have received had no such deduction or withholding been made. Each Party shall indemnify, defend and hold the other Party harmless from and against any Taxes owed by or assessed against the other Party that are the obligations of such Party and from any claims, causes of action, costs, expenses, reasonable attorneys’ fees, penalties, assessments and any other liabilities of any nature whatsoever related to such Taxes.

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8.3              Successor or Replacement Attorneys. If Claim Owner’s Attorneys resign or cease to act as the attorneys for Claim Owner related to the assertion or prosecution of the Claims, then Claim Owner shall appoint successor attorneys to act as its counsel, provided that such appointment shall be subject to the prior written consent of LCF (it being acknowledged and agreed, for the avoidance of doubt, that any change in Claim Owner’s Attorneys shall constitute a Material Adverse Event unless such change is agreed to in advance and in writing by LCF), and provided further that, prior to appointing such successor attorneys, Claim Owner shall cause such successor attorneys to execute and deliver to LCF a letter agreement with the same terms and provisions as the letter agreement attached hereto as Exhibit D. Should such successor or replacement attorneys be so appointed, all references to obligations of Claim Owner’s Attorneys shall, where appropriate and effective of the date of their appointment, be deemed to be a reference to such successor or replacement attorneys.

8.4              Conduct of Business. Claim Owner shall conduct its business in the regular and ordinary course, consistent with past practices. Claim Owner shall keep LCF timely apprised of material commitments and material changes in Claim Owner’s business, operations, and financial condition, and material developments with respect to the Claims.

8.5              Disclosure. Claim Owner shall disclose all non-privileged material facts in its possession that could affect LCF’s decision to make (or to withdraw) LCF’s Commitment.

9.	EVENTS OF DEFAULT

9.1              Events of Default. Each of the events or circumstances set out below is an Event of Default:

(a)                Non-payment. Claim Owner fails to pay or distribute when due any amount payable or distributable pursuant to this Agreement at the place and in the currency in which it is expressed to be payable.

(b)               Other Obligations. Claim Owner fails to comply with any provision of the Funding Documents (other than those referred to in subsection (a) above) and such failure to comply is not cured within thirty (30) days of LCF providing written notice to Claim Owner.

(c)                Misrepresentation. Any representation, warranty, or statement made by Claim Owner in this Agreement, in the other Funding Documents, or any other document delivered by or on behalf of Claim Owner under or in connection herewith or therewith is or proves to have been incorrect or misleading in any material respect.

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(d)            Insolvency.

(i)          Claim Owner fails to pay its debts as they become due or suspends making payments on any of its material financial obligations; or

(ii)         The value of Claim Owner’s assets is less than its liabilities (taking into account contingent and prospective liabilities and contingent and prospective assets).

(e)            Insolvency Proceedings. Any legal proceedings are taken in relation to:

(i)          the suspension of payments, winding up, dissolution, liquidation, administration or reorganization (by way of voluntary arrangement, scheme of arrangement, or otherwise) of Claim Owner;

(ii)         the filing of a voluntary petition for relief under the United States Bankruptcy Code by Claim Owner or the filing of an involuntary petition for relief against Claim Owner which is not dismissed within 45 days of such filing;

(iii)        the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of Claim Owner or substantially all of Claim Owner’s assets; or

(iv)        enforcement of any Security or Adverse Claim over all or substantially all Claim Owner’s assets.

(f)             A majority change of control of Claim Owner.

9.2              Rights and Remedies. During the continuance of an Event of Default, LCF may, in its sole and absolute discretion, upon written notice to Claim Owner and opportunity to cure in accordance with this Agreement, do any one or more of the following:

(a)                declare Claim Owner’s obligation to pay the Realization Multiple pursuant to this Agreement immediately due and payable in full from Proceeds that have been received by Claim Owner;

(b)               except as otherwise provided herein, without notice to or demand upon Claim Owner, make such payments and do such acts, on behalf of Claim Owner, as LCF reasonably considers necessary or reasonable to protect its rights under this Agreement; or

(c)                except as otherwise provided herein, in addition to the foregoing, LCF shall have all rights and remedies provided by law and any rights and remedies contained in any Funding Document (including enforcing its security interest in the Proceeds); or

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(d)               LCF’s Commitment shall terminate, such that LCF shall not be required to make the payments contemplated by Section 3.

10.	GOVERNING LAW; WAIVER OF SPECIFIC DEFENSES; DISPUTES

10.1          Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule, and shall be construed and enforced in accordance with the law.

10.2          Specific Waivers. To the greatest extent permissible by law, Claim Owner irrevocably waives and forever and unconditionally releases, discharges and quitclaims any claims, counterclaims, defenses, causes of action, remedies, or rights it or its successors in interest has or may in the future have arising from any doctrine, rule, or principle of law or equity that this Agreement, or the relationships or transactions contemplated by this Agreement (i) are against the public policy of any jurisdiction with which Claim Owner has a connection, or (ii) are unconscionable, or (iii) constitute champerty, maintenance, barratry, or any impermissible transfers, assignments or splitting of property, fees or causes of action, or (iv) violate the rules of professional ethics applicable to Claim Owner, LCF, or any of their lawyers.

10.3          Arbitrable Claims. All actions, disputes, claims and controversies under common law, statutory law, rules of professional ethics, or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and directly relating to: (a) this Agreement or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between LCF and Claim Owner related to the subject matter hereof to the extent set forth in Section 12.2; (c) any act or omission committed by LCF or its Representatives with respect to this Agreement, or by any member, employee, agent, or lawyer of LCF with respect to this Agreement, whether or not arising within the scope and course of employment or other contractual representation of LCF (provided that such act arises under a relationship, transaction or dealing between LCF and Claim Owner); or (d) any act or omission committed by Claim Owner with respect to this Agreement, or by any employee, agent, partner or lawyer of Claim Owner with respect to this Agreement whether or not arising within the scope and course of employment or other contractual representation of Claim Owner (provided that such act arises under a relationship, transaction or dealing between LCF and Claim Owner) (collectively, the “Disputes”), will be subject to and resolved by binding arbitration under this Section 10.3 and Section 10.4 below. The Parties agree that the arbitrators have exclusive jurisdiction, to the exclusion of any court (except as specifically provided with regard to prejudgment, provisional, or enforcement proceedings in Section 10.5), to decide all Disputes.

10.4          Administrative Body; Situs. Any Dispute arising out of or relating to this Agreement, including the breach, termination, enforcement, interpretation or validity thereof, or the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in New York, New York, before a panel of three arbitrators. The arbitration shall be administered using the arbitration rules of the American Arbitration Association (“AAA”) current at the time the Dispute is brought, which rules are deemed to be incorporated herein by reference. Each Party shall, upon written request, promptly provide the other Party with copies of all information on which the producing party may rely in support of or in opposition to any claim or defense and a report of any expert whom the producing Party may call as a witness in the arbitration hearing. Moreover, in the event of a Dispute, Claim Owner waives any objection to the production of privileged information relating to the underlying litigation and the Claims.

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10.5          Prejudgment and Provisional Remedies. Either Party may commence judicial proceedings only for the purpose(s) of: (i) enforcement of the arbitration provisions; (ii) obtaining appointment of arbitrator(s); (iii) preserving the status quo of the Parties pending arbitration as contemplated herein; (iv) preventing the disbursement by any Person of disputed funds; (v) preserving and protecting the rights of either Party pending the outcome of the arbitration, or (vi) seeking injunctive relief for breach of the confidentiality provisions contained in Section 11. Any such action or remedy will not waive a Party’s right to compel arbitration of any Dispute, and any Party may also file court proceedings to have judgment entered on the arbitration award. In any action for prejudgment or provisional relief, any court in which such relief is sought shall determine the availability of such relief without regard to any defenses that may be asserted by the other Party, and any such defenses shall be referred to the exclusive jurisdiction of the arbitrators under Section 10.3. The Parties further agree that a court shall not defer or delay granting prejudgment or provisional relief while any such arbitration takes place. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.6          Attorneys’ Fees. If either Claim Owner or LCF brings any other action for judicial relief with respect to any Dispute (other than those precisely described in Section 10.5), the Party bringing such action will be liable for and immediately pay all of the other Party’s costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Claim Owner or LCF brings or appeals an action to vacate or modify an arbitration award and such Party does not prevail, such Party will pay all costs and expenses, including attorneys’ fees, incurred by the other Party in defending such action.

10.7          Enforcement. Any award rendered under this Section shall not be subject to appeal and shall be enforceable in any and all jurisdictions, including in the State of Illinois and the State of New York.

10.8          Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal or other national court of competent jurisdiction where proceedings are necessary or appropriate to enforce any award or order. This Agreement concerns transactions involving commerce among several state and foreign countries.

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10.9          Indemnification. Claim Owner agrees to indemnify, defend, and hold harmless, LCF, Longford Investment Group, LLC, Longford Advisors, LLC, and Longford Capital Management, LP, and their respective Representatives from and against all claims by third parties relating to, or arising out of, this Agreement including, without limitation, all claims threatened, alleged or asserted by Claim Owner’s Attorneys. For the avoidance of any doubt, Claim Owner agrees to advance to LCF, Longford Investment Group, LLC, Longford Advisors, LLC, and Longford Capital Management, LP, and their respective Representatives all defense costs, including attorneys’ fees and expenses, for any third-party claim relating to, or arising out of, this Agreement.

11.	CONFIDENTIALITY

11.1          Confidential Information. The Parties shall limit the distribution and disclosure of Confidential Information to their Representatives who have a “need to know” to such information. The Party disclosing the Confidential Information to its Representatives shall ensure that such Representatives adhere to, and comply with, all terms and obligations of confidentiality, use and protection of the Confidential Information as accepted by the Parties under this Agreement.

11.2          Limitations on Disclosure of Confidential Information. The Parties and their Representatives shall not disclose Confidential Information, or the fact that the Parties entered into this Agreement, unless: (i) the Parties agree in writing that such disclosure is acceptable, (ii) such disclosure is required in connection with the enforcement or protection of a Party’s rights with respect to this Agreement, or (iii) such disclosure is required by law or regulation, governmental or regulatory authority, court order or judicial process; provided, that each Party agrees to give the other Party (to the extent not prohibited by applicable law, regulation, governmental or regulatory authority, court order or judicial process) written notice of any required disclosure and cooperate in obtaining a protective order or similar protection to preserve the confidential nature of the Confidential Information.

11.3          Public Disclosure. Neither LCF nor Claim Owner shall issue any press release or make any public statement with respect to the existence of this Agreement or the transaction contemplated hereby, except as may be required by applicable law, regulation, governmental, or regulatory authority, judicial process, or court order (in which case the party seeking to issue such press release or make such public statement will, to the extent not prohibited by applicable law, regulation, governmental or regulatory authority, court order, or judicial process, consult the other and obtain the other’s approval, which shall not be unreasonably withheld, before issuing any such press release or otherwise making any such public statement). Claim Owner shall keep this Agreement confidential and not disclose it, or any part of it, or any drafts of it, to third parties, except as may be required by applicable law, regulation, governmental or regulatory authority, judicial process, or court order.

12.	MISCELLANEOUS

12.1          Privileged Information. Subject to the provisions of Sections 7.1(j) and 3.8, LCF will not request from Claim Owner, and Claim Owner is not required to provide to LCF, documents and information protected by the attorney-client privilege. Claim Owner understands and acknowledges that in the event its Representatives provide privileged information to LCF, such disclosure may be deemed waiver of the applicable privilege. In the event that Claim Owner inadvertently provides privileged information to LCF, LCF will return such information to Claim Owner without reviewing the information.

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Confidential Treatment Requested

12.2          Entire Agreement and Amendments. Except as set forth in Section 2(f) of that certain Letter Agreement, dated as of February 17, 2014, by and between LCF and Claim Owner, this Agreement and the other Funding Documents constitute the entire agreement between the Parties with respect to the matters covered herein and supersede all prior agreements, promises, representations, warranties, statements, and understandings with respect to the subject matter hereof as between Claim Owner and LCF. This Agreement may not be amended, altered, or modified except by an amendment or supplement to this Agreement executed by all Parties hereto.

12.3          Partial Invalidity; Severability. If, at any time, any provision of this Agreement or of the other Funding Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction shall in any way be affected or impaired.

12.4          Remedies and Waivers. No failure to exercise, nor any delay in exercising, on the part of LCF or Claim Owner, of any right or remedy under this Agreement or the other Funding Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. No provision of this Agreement may be waived except in writing signed by the party granting such waiver.

12.5          Assignment. This Agreement shall inure to the benefit of, and be binding upon the respective successors and assigns of the Parties. Claim Owner shall not assign or delegate its rights or obligations under this Agreement or the other Funding Documents without the prior written consent of LCF, which should not be unreasonably withheld.

12.6          Notices.

(a)                All notices, reports and other communications required or permitted under this Agreement shall be in writing. They shall be delivered by hand or sent by regular mail, courier, email or other reliable means of electronic communication to the Parties at their addresses indicated below or at such other address as may be specified hereafter in writing by any of the Parties to the other Party in accordance with this Section 12.6.

Claim Owner:	LCF:

Jon Scahill	William P. Farrell, Jr.
Quest Patent Research Corporation	Managing Director
19 Fortune Lane	Longford Capital Management LP
Jericho, NY 11753	150 North Michigan Avenue, Suite 2800
Email: jscahill@qprc.com	Chicago, Illinois 60601
Email: wfarrell@longfordcapital.com

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Confidential Treatment Requested

(b)               Any notice, report or other communication hereunder shall be deemed to have been delivered and received (i) on the date delivered, if delivered personally by hand or sent by courier, (ii) on the date sent, if sent by email or other form of electronic communication provided that confirmation of delivery is received by the sending party, and (iii) five (5) business days after mailing, if placed in the US mail, by registered or certified mail, first class postage prepaid, with a request for a confirmation of delivery.

(c)                Any notice, report or other communication sent under this Agreement that is sent by fax, email or other electronic communication must be confirmed by sending a hard paper copy thereof to the recipient in accordance with subsection (a) above, provided, the effective date of such notice, report or other communication shall be as specified in subsection (b) above. If the recipient actually received a fax, email or other electronic form of a notice, report or other communication, then the notice, report or other communication shall be deemed to have been given and delivered even if the sender fails to send a hard copy as called for in this subsection or the sender does not receive a confirmation of delivery under subsection (b)(ii) above.

12.7          Survival After Termination. The provisions of Sections 1, 2 (with respect to applicable defined terms), Section 3.6, 4.2, 4.3, 10, 11, and 12 shall survive the termination of this Agreement.

12.8          Costs and Expenses. Claim Owner shall be solely responsible for and bear the costs and expenses, including attorneys’ fees, expenses of accountants, brokers, financial advisors, and other representatives and advisors, it incurs at any time in connection with pursuing, or consummating the transaction contemplated by, this Agreement or other Funding Documents.

12.9          No Presumption Against Drafter. This Agreement has been negotiated by the Parties and their respective counsel and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against a Party.

12.10        Counterparts. This Agreement may be executed in counterparts which, when read together, shall constitute a single instrument, and this has the same effect as if the signatures on the counterparts were on a single copy hereof. A composite copy of this Agreement may be compiled comprising a single copy of the text of this Agreement and one or more copies of the signature pages containing collectively the signatures of all Parties. A facsimile or an electronic mail signature shall be considered due execution and shall be binding upon the signatories hereto with the same force and effect as if the signature were an original, not a facsimile signature.

12.11        No Third-Party Beneficiaries. Except as otherwise set forth in Section 10.9, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, it being acknowledged and agreed, for the avoidance of doubt, that (i) Longford Investment Group, LLC, Longford Advisors LLC, Longford Capital Management, LP, and their respective Representatives are express third-party beneficiaries of this Agreement for the purposes of Section 10.9 and (ii) Claim Owner’s Attorneys are not third-party beneficiaries of this Agreement.

[Signature pages follow]

24

Confidential Treatment Requested

IN WITNESS WHEREOF, the Parties execute this Agreement effective as of the date first set forth above.

QUEST PATENT RESEARCH	LONGFORD CAPITAL FUND I,
CORPORATION
	BY:	Longford Investment Group, LLC,
its General Partner

By:	/s/ Jon C. Scahill	By:	/s/ William P. Farrell, Jr.
	Jon Scahill		William P. Farrell, Jr.
	President and COO		Managing Director

Dated:	March 11, 2014	Dated:	March 13, 2014

QUEST LICENSING CORPORATION

By:	/s/ Jon C. Scahill
Jon Scahill
President

Dated:	March 11, 2014

25

Confidential Treatment Requested

EXHIBIT A

General Principles for Disclosure of Material Events or Changes

Claim Owner or Claim Owner’s Attorneys (“you,” “your”) shall timely inform LCF of any new or unexpected developments regarding the assertion of prosecution of the Claims, including material changes in:

●	Strategy;
●	The public profile or any public report about the Claims;
●	Facts or law, including factual or legal assumptions about the Claims;

●	Developments that may affect the outcome of the Claims; and

●	Your expectations about the likely outcome and timing of the Claims.

You shall timely inform LCF of any

●	Occurrence of any Event of Default, including a majority change of control in Claim Owner; and

●	The occurrence of any of the matters set forth in the definition of “Material Adverse Event.”

Please be sure to select the appropriate persons to receive email notification. If in doubt, you may also notify LCF by email or telephone in addition to your posted message.

Regular and Timely Disclosure of Important Documents

Please send LCF all documents related to the prosecution of the Claims, including:

●	Copies of all documents filed with any court or arbitration panel;

●	Deposition transcripts and other discovery materials;

●	All rulings and orders by any court or arbitration panel;

●	Key documents related to any material event or change in the prosecution of the Claims;

●	Any documents related to possible settlement or other resolution of the Claims; and

●	Any scheduling order or other documents that relate to timing of potential resolution of the Claims.

25

Confidential Treatment Requested

Quarterly Matter Monitoring Report

In addition to the general principles of disclosure outlined herein, you will be required to provide LCF with a quarterly Matter Monitoring Report (the “Monitoring Report”) within 21 days after the end of each calendar quarter end (“Quarterly Reporting Date”).

LCF understands that material developments may arise in conjunction with the prosecution of the Claims between Quarter Reporting Dates. Accordingly and as more particularly described in the Agreement, please update LCF if there are material developments as and when they occur.

Confidential Treatment Requested

EXHIBIT B

QUEST PATENT RESEARCH CORPORATION

OFFICER’S CERTIFICATE

Dated as of March 11, 2014

The undersigned President and Chief Operating Officer of Quest Patent Research Corporation, a Delaware corporation (the “Company”), hereby certifies to Longford Capital Fund I, LP, a Delaware limited partnership (“LCF”), pursuant to Section 6.1(c) of the Funding Agreement, dated as of March 11, 2014 (the “Agreement”), by and between LCF, Quest Licensing Corporation and the Company, as follows:

1.	The representations and warranties of the Company contained in Section 7.1 of the Agreement are, to the best of my knowledge, true and accurate in all material respects on and as of the date hereof.

2.	No Event of Default (as defined in the Agreement) has occurred at or prior to the date hereof or would result from the transactions contemplated under the Agreement being consummated on the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the first date written above.

/s/ Jon C. Scahill
Jon Scahill
President

Confidential Treatment Requested

EXHIBIT C

QUEST LICENSING CORPORATION

OFFICER’S CERTIFICATE

Dated as of March 11, 2014

The undersigned President of Quest Licensing Corporation, a Delaware corporation (the “Company”), hereby certifies to Longford Capital Fund I, LP, a Delaware limited partnership (“LCF”), pursuant to Section 6.1(c) of the Funding Agreement, dated as of March 11, 2014 (the “Agreement”), by and between LCF, Quest Patent Research Corporation and the Company, as follows:

1.	The representations and warranties of the Company contained in Section 7.1 of the Agreement are, to the best of my knowledge, true and accurate in all material respects on and as of the date hereof.

2.	No Event of Default (as defined in the Agreement) has occurred at or prior to the date hereof or would result from the transactions contemplated under the Agreement being consummated on the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the first date written above.

/s/ Jon C. Scahill
Jon Scahill
President

Confidential Treatment Requested

EXHIBIT D

March 11, 2014

Longford Capital Fund I, LP
c/o Longford Capital Management LP
150 North Michigan Avenue, Suite 2800
Chicago, Illinois 60601
Attention: William P. Farrell, Jr.

Re: Quest Patent Research Corporation Funding Agreement

Reference is made to that certain Funding Agreement, dated as of March 11, 2014 (the “Agreement”), by and between Longford Capital Fund I, LP (“LCF”), a Delaware limited partnership, and Quest Patent Research Corporation and Quest Licensing Corporation (collectively, “Claim Owner”). Capitalized terms used but not defined herein have the respective meanings as set forth in the Agreement.

The law firm of MoloLamken LLP (“MoloLamken”) hereby (i) acknowledges that MoloLamken has reviewed the Agreement and understands the rights granted to LCF (and the obligations of Claim Owner) thereunder, including, without limitation, the terms and provisions of Sections 3.6, 3.7, 4, 5.1, 7.1, 8.1(d), 8.1(h), 8.1(i), 8.1(j), 9 and 11 of the Agreement and any other terms and provisions applicable to Claim Owner’s Attorneys (collectively, the “Specific Sections”), (ii) acknowledges and agrees with the provisions of Section 4 of the Agreement and the priority of payment in favor of LCF established thereby, (iii) confirms and agrees that the terms and provisions of the Agreement (including, without limitation, the terms and provisions of the Specific Sections) do not, and will not, conflict with the terms and provisions of any current or future agreement or arrangement between MoloLamken and Claim Owner (or its Affiliates) in connection with, or relating to, any of the Claims; (iv) confirms and agrees that all costs and fees have been disclosed; (v) confirms and agrees that all proceeds of the civil litigation will be deposited in a Joint-Order Escrow Account for distribution in accordance with LCF’s and Claim Owner’s joint-written instructions pursuant to the provisions of the Agreement; (vi) confirms and agrees that if the Claims are resolved, no further Fixed Fee Payments (as defined in Section 2.5 of the Agreement) will be made to MoloLamken; (vii) confirms and agrees that if the Claims are stayed for any reason, including as a result of inter partes review, no further Fixed Feed payments will be made to MoloLamken during the pendency of the stay; (viii) confirms and agrees that if MoloLamken resigns or ceases to act as the attorneys for Claim Owner related to the assertion or prosecution of the Claims, then no further Fixed Fee Payments will be made to MoloLamken; (ix) confirms and agrees that MoloLamken is following the written instructions of the Claim Owner with regard to the non-recourse civil litigation advance; and (x) agrees that if any terms of the Agreement conflict with any terms of any agreement between Claim Owner and MoloLamkin, then the terms of the Agreement will control. MoloLamken agrees and acknowledges that it is not a third-party beneficiary of the Agreement.

MoloLamken agrees to represent Claim Owner pursuant to the economic and other terms contained in the Agreement, including the cap on Attorneys’ Fees, Expenses, and Inter Partes Review Expenses, and the terms of that certain Engagement Letter between MoloLamken and Claim Owner dated March 3, 2014, a copy of which is attached hereto as Schedule I. MoloLamken has disclosed to LCF its fee agreement and Engagement Letter with Claim Owner and the terms fo that agreement are the terms by which MoloLamken is representing Claim Owner and proceeding in this matter.

MOLOLAMKEN LLP

By:	/s/ Steven F. Molo
Name: Steven F. Molo
Title: Partner

Confidential Treatment Requested

Schedule I

March 3, 2014

Jon Scahill

President & COO

Quest Patent Research Corp.

19 Fortune Lane

Jericho, NY 11753

RE:	MoloLamken LLP / Quest Patent Research Corp. - Engagement Letter

Dear Mr. Scahill:

Thank you for selecting MoloLamken LLP. We are pleased to serve as your counsel. This letter will confirm our discussion with you regarding our engagement and describe the basis on which our Firm will provide legal services to you.

Scope of Engagement

We have been engaged to represent Quest Licensing Corporation (“QLC”), a subsidiary of Quest Patent Research Corporation (“Quest”) (collectively, the “Client” or “you”), in connection with the campaign for the monetization of QLC’s U.S. Patent No. 7,194,468 and related patents (“the matter”). Our engagement is limited to the performance of the following services: (i) conducting a pre-complaint licensing campaign, (ii) litigating one or more actions relating to the matter in federal district court, and/or (iii) representing the Client in inter partes review proceedings relating to the matter. Our engagement does not extend to any appeal. Because we are not your general counsel, our acceptance of this engagement does not involve an undertaking to represent you or your interests in any other matter.[1]

1 In particular, our present engagement does not include responsibility for review of your insurance policies to determine the possibility of coverage for the claim asserted in this matter, for notification of your insurance carriers about the matter, or for advice to you about your disclosure obligations concerning the matter under the federal securities laws or any other applicable law.

Confidential Treatment Requested

Absent written modification – e-mail is acceptable – we agree that our Scope of Work on the matter is limited to the following: serving as counsel in the above-referenced licensing campaign and litigations.

Identification of the Client

Our client in this matter will be solely the Client as identified above. Our representation of the Client in this matter does not necessarily give rise to a lawyer-client relationship between the Firm and any of the Client’s affiliates, subsidiaries, directors, officers, employees, or agents.

Client Responsibilities

You agree to pay our statements for services and expenses as provided below. In addition, you agree to be candid and cooperative with us and to keep us informed with complete and accurate factual information, documents, and other communications relevant to the subject matter of our representation or otherwise reasonably requested by us. You have been, and may continue to be, represented by other counsel in this matter and you agree that we are not responsible for their conduct in representing you.

Because it is important that we be able to contact you at all times to consult with you regarding your representation, you agree to inform us, in writing, of any changes in your name, address, telephone number, e-mail address, or other relevant changes regarding you or your business.

Advice About Possible Outcomes

Either at the commencement or during the course of our representation, we may express opinions or beliefs concerning the litigations or various courses of action and the results that might be anticipated. Any such statement made by any lawyer of our Firm is intended to be an expression of opinion only, based on information available to us at the time, and should not be construed by you as a promise or guarantee. We cannot and do not guarantee or promise any outcome. To the extent that we are representing you in a contested matter or investigation, there are many factors outside our control that may play a role in a given outcome.

Termination of Engagement

You may at any time terminate our services and representation. We reserve the right to withdraw our representation, as limited by the applicable rules of professional conduct, upon written notice to you. In the event that we terminate the engagement, we will take such steps as are reasonably practicable to protect your interest in the above litigations. You agree that failure to pay past-due fees and expenses may be grounds for withdrawal, and we shall be entitled to payment on a quantum meruit basis for any recovery achieved following our withdrawal. For purposes of this provision the quantum meruit calculation is subject to the fee schedule set forth in Exhibit A which is incorporated into this letter, and additionally takes into consideration fee arrangements for substitute counsel that Client necessarily retains to complete the engagement.

Confidential Treatment Requested

Conclusion of Representation: Retention and Disposition of Documents

Your papers and property will be returned to you upon request. Unless you instruct us differently in writing, after seven years following the conclusion of the matter, we will, at the Firm’s option, return all of the files to you at your cost or simply destroy them.

Post-Engagement Matters

You are engaging the Firm to provide legal services in connection with a specific matter. After that matter concludes, changes may occur in the applicable laws or regulations that could have an impact upon your future rights and liabilities. Unless you engage us after completion of the matter to provide additional advice on issues arising from the matter, the Firm has no continuing obligation to advise you with respect to future legal developments.

Fees

Our preference is to establish fee arrangements with clients that promote efficiency and reward success. Our fee agreement is set forth in Exhibit A, which is incorporated into this letter.

Costs

We believe that in operating our business, we should be responsible for overhead. Accordingly, we do not charge for ordinary electronic research or incidental copying. However, in the course of our work there are sometimes extraordinary expenses for which the Client must be responsible. We may include on our statements separate charges for services such as non-incidental photocopying, printing costs for printed briefs, outside messenger and delivery service, travel, and filing fees. Such expenses may also include process servers, court reporters, and witness fees. Should we retain outside vendors—for example, local counsel, jury consultants, experts, e-discovery vendors, litigation support services, investigators—who may be necessary, in our judgment, to represent your interests in the litigations, you will be informed first and their fees and expenses generally will be billed directly to you. Client shall have the right to approve the selection of local counsel, expert witnesses, e-discovery vendors, jury consultants and litigation support services for audio and visual presentations. We understand that you have an established budget for costs for the matter and we agree to work with you to have actual expenses meet that budget. In the event that projected costs are anticipated to exceed that established budget, the Firm agrees to obtain the approval of Client prior to incurring such costs.

Payment of Statements

We will render an invoice each month via email and, if you request, via regular mail. Payment is due promptly upon receipt of our statements.

Confidential Treatment Requested

Work with Co-Counsel

You have been represented by other outside counsel in preparing for the matter. You agree that the Firm is not responsible and not liable for any work, errors, or omissions of other outside counsel prior to the Firm’s appearance in the matter. Should additional counsel be necessary for the representation, the Client shall be responsible for the payment of any fees of that additional counsel.

Conflicts and Prospective Waiver

The nature of our practice is such that occasionally the Firm may concurrently represent a client that is adverse to another client in a case or matter that is not substantially related to our current representations of either client. We would do this only if, in our professional judgment, we can undertake the concurrent representation without adversely limiting the responsibilities we have to either client. In such a situation, we consider the needs of both clients before undertaking any such representation. Given the nature of our practice, you agree that attorneys at the Firm may represent a party with interests adverse to yours under those circumstances. If we discover a conflict after work has begun, you agree to use reasonable efforts to help us resolve the conflict to the satisfaction of all parties. We agree, however, that your prospective consent to conflicting representation will not apply where, as a result of our representation of you, we have obtained sensitive, proprietary, or other confidential information that, if known to our other client, could be used by the other client to your material disadvantage, unless any confidential information we have obtained would be screened from the lawyers working for our other client.

Resolution of Disputes

We look forward to a productive relationship as your counsel. In the unlikely event that there is a dispute between us regarding our fees, you may have a right to arbitrate such dispute pursuant to Part 137 of the Rules of the Chief Administrator of the Appellate Division of the Supreme Court of New York for engagements governed by New York Law. For other matters, you may have a right to arbitrate subject to applicable rules. If so, we will provide you with a copy of those rules.

To the extent that anything in this letter conflicts with billing guidelines or policies you may have, you understand and agree that the terms set forth herein that are unrelated to your billing policies and guidelines control and are a condition of our undertaking this representation regardless of whether this letter is countersigned. You agree that your consent to our commencement of work shall serve as acknowledgment and agreement to the terms of this letter.

Confidential Treatment Requested

Please review this letter, sign it, and return it to me.

Very truly yours,

/s/ Steven F. Molo

Steven F. Molo, Molo Lamken LLP

AGREED TO AND ACCEPTED:

Quest Patent Research Corporation

Signature:	/s/ Jon C. Scahill
By:	Jon Scahill

Confidential Treatment Requested

Exhibit A

Fee Agreement

1.	Client shall pay the Firm the sum of ● upon engagement.

2.	Client shall pay the firm the sum of ● per month on the first business day of the month, for ● consecutive months, for the Firm’s role in the matter. This sum will represent payment for the Firm’s work in the matter, and does not include payment for services performed by third parties, including but not limited to Co-Counsel, experts, consultants, and e-discovery vendors.

3.	If the matter is not concluded within ● months of this engagement, Client shall pay the firm ● per month for the following ● months. After the first ● months, there will be no more monthly payments.

4.	The fees identified in Paragraphs 2 and 3 above are based on the assumption that each action relating to the matter is litigated in one federal district. Each additional district in which an action is to be litigated will add ● to the monthly fee.

5.	Client agrees to pay the Firm ● of the amount of any recovery achieved through pre-filing negotiations with any potential defendant in the matter, net of any litigation funder’s disbursed costs.

6.	Client agrees to pay the Firm ● of the amount of any recovery achieved through litigation against any defendant in the matter, net of any litigation funder’s disbursed costs.

7.	Once the total contingency fees paid in the matter exceed 4 times the total amount of monthly fees paid in the matter, Client will start receiving a credit for the monthly fees paid to date. For each additional dollar the Firm is paid in contingent fees, Client will receive a dollar credit up to the full amount of monthly fees paid.

8.	Alternatively, the Firm will track its time expended on the matter. Once the contingent payments equal 3 times the fees the Firm would have earned had it billed the Client at hourly rates, for each additional dollar the Firm is paid in fees based on contingent fee payments, Client will receive a dollar credit up to the full amount of monthly fees paid.

9.	Client agrees to pay the Firm a fixed trial fee of ● payable one week before the start of each trial.

10.	In the event a defendant or potential defendant initiates an inter partes review in connection with the matter, Client will pay the firm a flat fee of ● for the first challenge, and ● for each additional challenge. If the corresponding litigation(s) are stayed during the course of the inter partes review(s), this will toll the applicable litigation monthly fee.

11.	In the event Client obtains funding through third party litigation financing providing a lump sum payment upon closing of the financing transaction rather than providing a line of credit, Client agrees that proceeds sufficient to pay the total monthly fees described in Paragraph 4 above, plus 10% to cover the firm’s extraordinary expenses that would be due to the Firm and not to any vendor, shall be deposited in the Firm’s client escrow account and drawn on to pay the monthly fees in accordance with this agreement. The funds deposited in the Firm’s client escrow account are to be used in the first instance to pay the Firm and are not to be used to pay any third-party vendor who may render services related to the representation, including but not limited to experts, consultants, and e-discovery vendors.

12.	This agreement applies only to pre-judgment proceedings in the matter. Any post-judgment proceedings would be subject to a separate agreement between Client and the Firm.

Confidential Treatment Requested

AMENDMENT NO. 1

TO

FUNDING AGREEMENT

This Amendment No. 1, dated as of April 24, 2014 (this "Amendment"), to the Funding Agreement between Longford Capital Fund I, LP a Delaware limited partnership ("LCF"), on the one hand, and Quest Patent Research Corporation, a Delaware corporation ("QPRC"), and its subsidiary Quest Licensing Corporation, a New York corporation ("QLC"), on the other hand, dated as of March 11, 2014 (the "Funding Agreement"), is made between LCF, QPRC, QLC and Quest Licensing Corporation, a Delaware corporation (QLCDE").

WHEREAS, LCF, QPRC and QLC are parties to the Funding Agreement;

WHEREAS, QLC wishes to assign certain Patents and other assets and rights related thereto to QLCDE (the "Assignment"), a wholly-owned subsidiary of QPRC, pursuant to the assignment attached hereto as Exhibit A (the "Assignment Agreement");

WHEREAS, the parties hereto wish to enter into this Amendment No. 1 in order to make certain amendments to the Funding Agreement in connection with such Assignment.

NOW, THEREFORE, it is hereby agreed as follows:

2. Unless otherwise defined herein, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Funding Agreement.

3. The definition of Claim Owner set forth in the Funding Agreement is hereby amended so that QLCDE, QPRC and QLC, shall each be a "Claim Owner" and "collectively shall be "Claim Owner."

4. Subject to (i) QLCDE, QPRC and QLC executing and delivering to LCF this Amendment No. 1 and (ii) QLCDE delivering to LCF as of the date hereof a fully executed Officer's Certificate in the form attached hereto as Exhibit B, and notwithstanding anything in the Funding Agreement to the contrary, LCF hereby consents to the Assignment pursuant to the Assignment Agreement attached hereto as Exhibit A hereto.

5. QLCDE acknowledges and agrees to perform and fulfill all terms, covenants, conditions and obligations required to be performed and fulfilled by Claim Owner, on and after the date hereof, under the Funding Agreement as if it was an original party thereto, including, without limitation, the obligation to make all payments due or payable hereafter under the Funding Agreement as they become due and payable. QLCDE further acknowledges and agrees to be subject to each restriction to which Claim Owner is subject under the Funding Agreement as if it was an original party thereto. Without derogating from the generality of the foregoing, and notwithstanding anything set forth in the Assignment Agreement, QLCDE acknowledges and agrees that any sale, transfer, assignment, disposition or conveyance by it of, or grant of an interest by it in, any of the rights, title, assets or properties assigned to it under the Assignment Agreement is subject to the restrictions set forth in the Funding Agreement. In addition, QLCDE makes all of the representations and warranties made by Claim Owner under the Funding Agreement (except that QLCDE makes the representations and warranties set out in Section 7.1 of the Funding Agreement to LCF not as of the date of the Funding Agreement and as of Closing Date, but as of the date of this Amendment No. 1 and thereafter for the duration of the Funding Agreement (as amended hereby)).

Confidential Treatment Requested

6. QLCDE further represents and warrants to LCF, as of the date of this Amendment No. 1 and thereafter for the duration of the Funding Agreement (as amended hereby), as follows: (a) QLCDE is a corporation with its chief executive offices located at 19 Fortune Lane, Jericho, New York 11753; (b) it is duly organized and validly existing under the laws of the State of Delaware and is a corporation in good standing with the Delaware Secretary of State and all other applicable government entities; and (c) "Quest Licensing Corporation" is the correct legal name of QLCDE indicated in the public record of the jurisdiction of its organization which shows QLCDE to be organized, and its Delaware Department of State File Number is 5505053.

7. From and after the date hereof, any references to the Funding Agreement shall mean the Funding Agreement, as amended by this Amendment No. 1.

8. QLCDE agrees to deliver to LCF on the date of this Amendment No. 1 the Officer's Certificate attached hereto as Exhibit B.

9. This Amendment No. 1 and the rights and obligations of the parties hereunder shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule, and shall be construed and enforced in accordance with the law.

10. This Amendment No. 1 may be executed in counterparts which, when read together, shall constitute a single instrument, and this has the same effect as if the signatures on the counterparts were on a single copy hereof. A composite copy of this Amendment No. 1 may be compiled comprising a single copy of the text of this Amendment No. 1 and one or more copies of the signature pages containing collectively the signatures of all parties. A facsimile or an electronic mail signature shall be considered due execution and shall be binding upon the signatories hereto with the same force and effect as if the signature were an original, not a facsimile signature.

11. Except as specifically amended hereby, the Funding Agreement shall remain in full force and effect.

Confidential Treatment Requested

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to the Funding Agreement as of the date first written above.

QPRC:	LCF:

QUEST PATENT RESEARCH	LONGFORD CAPITAL FUND I, LP

CORPORATION	BY:	Longford Investment Group, LLC,
its General Partner

By:	/s/ Jon C. Scahill	By	/s/ William P. Farrell, Jr.
	Jon Scahill		William P. Farrell, Jr
	President and COO		Managing Director

Dated:	April 24, 2014	Dated:	April 25, 2014

QLC:

QUEST LICENSING CORPORATION

By:	/s/ Jon C. Scahill
Jon Scahill
President

Dated	April 24, 2014

QLCDE

QUEST LICENSING CORPORATION

By:	/s/ Jon C. Scahill
Jon Scahill
President

Dated	April 24, 2014

Confidential Treatment Requested

EXHIBIT A

ASSIGNMENT

WHEREAS, Quest Licensing Corporation, a New York corporation (the “Assignor”), having a principal business address at 19 Fortune Lane, Jericho, New York, is the owner of all right title and interest to the inventions of certain new and useful improvements disclosed in certain patents and patent applications recited in the Patent List attached hereto, for which applications for a United States Letters Patent were executed and Patents have been granted;

WHEREAS, Quest Licensing Corporation, a Delaware corporation (“Assignee”), whose mailing address is 19 Fortune Lane, Jericho, New York, is desirous of acquiring the entire right, title and interest in the same;

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, Assignor agrees as follows: Assignor agrees to assign, and hereby does assign, to the Assignee its entire right, title and interest in and to each of the patents listed below, as well as to the "Assigned Applications" in the United States of America and all other countries, where "Assigned Applications" means the patents and patent applications recited in the attached Patent List, as well as any and all pending patent applications, including any and all inventions, discoveries and other subject matter described therein, any divisional, continuation, continuation-in-part, substitute, reissue, re-examination or other application claiming priority to or benefit of the patent applications pursuant to any law or treaty, and any patent issuing from the foregoing. This Assignment expressly and specifically, without limitation, assigns to Assignee all rights to sue for past, present, and future infringement, including the right to collect and receive any monetary damages, royalties, or settlements for such infringements, all rights to sue for injunctive or other equitable relief, and any and all causes of action anywhere in the world. Assignor agrees to assign, and hereby does assign, to Assignee the right to claim such priority or benefit. Assignor has not previously conveyed, nor are they aware of an obligation to convey, their rights in the Assigned Applications to a third party. Assignor hereby authorizes the U.S. Patent and Trademark Office, and any other governmental agency in the world, to issue to Assignee all patents resulting from the Assigned Applications and to record Assignee's ownership thereof. At Assignee's reasonable request Assignor agrees, without further remuneration, to execute and deliver documents prepared at Assignee's expense and to provide other cooperation, such as testimony at Assignee's sole cost and expense, as may be reasonably required to evidence or protect Assignee's rights in the Assigned Applications. Assignee may assign or transfer all or part of its rights set forth herein in its sole discretion. Assignor agrees that Assignee may affix hereto or hereon an indication, with its signature, of its acceptance of the assignment and other provisions hereof. If any provision hereunder is unenforceable, the requirements of the provision shall remain to the full extent permissible by law and the offending portions thereof shall be deemed replaced, to the extent possible, with a provision most closely reflecting the purpose of the offending provision.

Confidential Treatment Requested

PATENT LIST

7,194,468

ASSIGNED APPLICATIONS

09/926,751

11/673,691

12/617,373

13/832,012

/s/ Jon C. Scahill
Quest Licensing Corporation
A New York Corporation, Assignor

(Dated)	April 24, 2014

NOTARIAL CERTIFICATION OF ASSIGNOR

I, Lee LaMonica, A Notary Public of State of New York Westchester County, hereby certify that Jon C. Scahill, who executed the attached document before me on 4/24/2014, has proven to me on the basis of satisfactory evidence, that he/she had and has full authority to execute documents on behalf of Assignor, a corporation doing business at 19 Fortune Lane Jericho, New York.

/s/ Lee LaMonica
Notary Public

My commission expires: 4/30/2015

Confidential Treatment Requested

EXHIBIT B

QUEST LICENSING CORPORATION

OFFICER'S CERTIFICATE

Dated as of April 24, 2014

The undersigned President of Quest Licensing Corporation, a Delaware corporation (the "Company"), hereby certifies to Longford Capital Fund I, LP, a Delaware limited partnership ("LCF"), pursuant to Section 6.1(c) of the Funding Agreement between LCF, Quest Patent Research Corporation, a Delaware corporation ("QPRC"), and Quest Licensing Corporation, a New York Corporation ("QLC"), dated as of March 11, 2014 (as amended by the Amendment No. 1 thereto, by and between LCF, QPRC, QLC and the Company, dated as of April 24, 2014, the "Agreement"), as follows:

1. The representations and warranties of the Company contained in Section 7.1 of the Agreement are, to the best of my knowledge, true and accurate in all material respects on and as of the date hereof.

2. No Event of Default (as defined in the Agreement) has occurred at or prior to the date hereof or would result from the transactions contemplated under the Agreement being consummated on the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the first date written above.

/s/ Jon C. Scahill

Jon Scahill

President